Exhibit 99.1

Thoma Bravo Completes Acquisition of Barracuda

CAMPBELL, Calif., Feb. 12, 2018 — Thoma Bravo, LLC., a leading private equity investment firm, today announced that it has completed its acquisition of Barracuda Networks, Inc., a leading provider of cloud-enabled security and data protection solutions, in an all-cash transaction valued at $1.6 billion.

Barracuda protects the networks, applications and data for more than 150,000 customers worldwide. Barracuda’s security platform helps IT professionals simplify the way they purchase, deploy, manage and protect their workloads and applications across diverse and distributed networks. The company offers an expansive product portfolio spanning email security and management, network and application security, and data protection solutions that can be deployed and centrally managed in cloud and hybrid environments.

“Barracuda is an established global brand that delivers powerful, purpose-built security and data protection solutions that are easy to use and manage,” said BJ Jenkins, chief executive officer of Barracuda. “We are excited to work with Thoma Bravo and remain focused on continuing to expand our industry-leading portfolio that helps customers maximize their IT investments across highly distributed, diverse cloud and hybrid environments.”

“Barracuda’s built a solid product portfolio that addresses many of the most complex problems facing IT professionals today, and we are thrilled to work with the management team to push the company’s leadership position even further,” said Seth Boro, a managing partner at Thoma Bravo. “We’ve been extremely impressed with the depth of the leadership team and engineering expertise across a number of strategic security areas, and are confident that we can help expand and accelerate the business and create even greater value for Barracuda customers and partners worldwide.”

Financing for the transaction was provided by Goldman Sachs & Co. LLC, Credit Suisse, and UBS Investment Bank. Goldman Sachs & Co. LLC, Credit Suisse, and UBS Investment Bank also served as financial advisors to Thoma Bravo.

About Barracuda Networks, Inc.

Barracuda simplifies IT with cloud-enabled solutions that empower customers to protect their networks, applications and data, regardless of where they reside. These powerful, easy-to-use and affordable solutions are trusted by more than 150,000 organizations worldwide and are delivered in appliance, virtual appliance, cloud and hybrid deployment configurations. Barracuda’s customer-centric business model focuses on delivering high-value, subscription-based IT solutions that provide end-to-end network and data protection. For additional information, please visit barracuda.com.

Barracuda Networks, Barracuda, and the Barracuda Networks logo are registered trademarks of Barracuda Networks, Inc. in the U.S. and other countries.

About Thoma Bravo, LLC

Thoma Bravo is a leading private equity firm focused on the software and technology-enabled services sectors. With a series of funds representing more than $18 billion in capital commitments, Thoma Bravo partners with a company’s management team to implement operating best practices, invest in growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings, with the goal of increasing the value of the business. Representative past and present portfolio companies include industry leaders such as Blue Coat Systems, Deltek, Digital Insight, Global Healthcare Exchange, Hyland Software, iPipeline, PowerPlan, Qlik, Riverbed, SailPoint, SolarWinds, SonicWall, Sparta Systems and TravelClick. The firm has offices in San Francisco and Chicago. For more information, visit thomabravo.com.